Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
507-387-3355

Jennifer Spaude
Investor Relations
507-386-3765

HickoryTech Reports Third Quarter 2007 Results

Net income increases 44 percent to $2.1 million, or $0.16 per share

Enventis revenues increase 23 percent

Debt reduced $7.4 million

MANKATO, Minn., Oct. 29, 2007 — HickoryTech Corp. (Nasdaq: HTCO) today reported financial results for the third fiscal quarter ended Sept. 30, 2007. The company reported total third quarter revenues of $35.9 million, a 10 percent increase over the same period in fiscal 2006. Net income for the third quarter was $2.1 million, up 44 percent from the comparable period last year. The Enventis Sector continued its strong growth trend recording a 155 percent increase in sector net income, following the 143 and 127 percent increases reported in the first and second quarter of 2007, respectively.

Highlights for the third quarter 2007 as compared to third quarter 2006

•                  10 percent increase in revenues

•                  32 percent increase in operating income

•                  28 percent increase in income from continuing operations

•                  44 percent increase in net income, after the loss from discontinued operations

•                  46 percent increase in diluted earnings per share

•                  $7.4 million reduction in long-term debt in third quarter 2007

Consolidated results for the third quarter 2007

HickoryTech’s consolidated operating revenues for the third quarter were $35.9 million, an increase of 10 percent compared to the third quarter of 2006 and the Company’s seventh consecutive quarter of positive revenue comparisons. The increase was due to the continued growth in the company’s Enventis Sector, where revenues grew 23 percent over last year.

HickoryTech’s consolidated operating income for the third quarter increased 32 percent to $5.6 million, from $4.2 million in the third quarter of 2006. The primary drivers for the increase are the Enventis operating income increase of $1.0 million and a Telecom sector operating income increase of $0.3 million.

Consolidated income from continuing operations for the third quarter 2007 totaled $2.1 million, up 28 percent from $1.6 million the same period of 2006.

“Our third quarter results continue to demonstrate strong growth in our Enventis Sector and stability within our Telecom Sector,” said John Finke, HickoryTech president and chief executive officer. “The business market success we have achieved in 2007 is strong evidence of our favorable market position to offer integrated business solutions of voice, data and network equipment.”

– more –

Telecom Sector (before inter-segment eliminations)

In the third quarter of 2007, the Telecom Sector produced many positive results including increased broadband revenue; stable operating income, reduced capital expenditures and cost containment. Revenues in the Telecom Sector before eliminations were $18.8 million compared to $18.8 million in the third quarter of 2006. Sector performance was positive in spite of a 6.3 percent decline in Network Access revenues and a 6.7 percent decrease in local service revenues for the quarter. Segment operating income was $4.0 million, up 9 percent from $3.6 million a year ago.

Key Telecom Sector metrics for the third quarter 2007 as compared to same period 2006

•                  Pre-elimination Telecom Sector revenues remained stable at $18.8 million.

•                  Broadband revenues grew 16 percent to $2.4 million, versus $2.0 million. The increase in these revenues, which include DSL, data and Digital TV services, outpaced the decline in local access revenues. DSL lines increased 14.4 percent, with a total of 17,250 on Sept. 30, 2007. Digital TV lines posted a 34 percent increase totaling 5,706 on Sept. 30, 2007.

•                  Network access revenues were $7.1 million, a 6.3 percent decrease. This anticipated decline in the third quarter is due to interstate rate changes, which went into effect July 1, 2007.

•                  Local service revenue declined 6.7 percent due to price compression in rates charged to wireless carriers and competition. Local lines declined 3.7 percent from the same period a year ago, a decline that continues to be less than the 4 to 5 percent average of industry peers.

Enventis Sector (before inter-segment eliminations)

Enventis, an integral element of the HickoryTech growth strategy, continued to demonstrate solid growth in the third quarter. Enventis total revenues before eliminations increased $3.4 million, or 24 percent, to $17.4 million compared with $14.0 million in the third quarter of 2006. Enventis operating income for the third quarter was $1.0 million, up 148 percent compared with the same quarter of 2006, which included non-recurring integration expenses. Excluding the $550,000 of integration expenses incurred in third quarter of 2006, the normalized operating income increase for Enventis would have been 37 percent.

•                  Revenues of Enterprise Network Services (ENS), equipment sales and service, increased 24 percent to $12.1 million from $9.7 million in the prior year, driven by success in large IP telephony and data sales.

•                  Revenues of Enterprise Transport Services (ETS), network based services, increased 25 percent to $5.3 million from $4.2 million a year ago attributed to strong wholesale transport growth and increased demand for hosted unified communication solutions.

Capital Expenditures and Debt

HickoryTech capital expenditures were $5.3 million for the third quarter 2007 and $11.4 million for the first nine months. Investments supported fiber and IP network upgrades, Digital TV expansion and success-based network sales. This investment was $5.4 million less than the first nine months of 2006 and is part of a planned reduction of capital expenditures from the $21 million level of 2006. The debt balance (long-term and current portion) was $129.3 million as of Sept. 30, 2007, $7.4 million less than at June 30, 2007, and a $13.8 million reduction from the beginning of the year.

Future Outlook

Due to increasing business success, the company is updating its future expectations for 2007 full-year results to the following ranges:

Total Revenues	$153 million to $156 million annual
Net Income	$8.2 million to $8.5 million annual
CAPEX	$17 million to $19 million annual
Debt Balance end of 2007	$129 million to $131 million

Webcast Details

Further information on the results of the third quarter 2007 will be discussed during the company’s quarterly conference call and webcast with investors on Oct. 30, 2007 at 9 a.m. CT. Investors may access the webcast through a link on HickoryTech’s investor relations’ page at www.hickorytech.com. A telephone replay of the conference call will be available from noon Oct. 30 through Nov. 9, 2007. The replay number is +1 888 286 8010; enter pass code 84746221.

About HickoryTech

HickoryTech Corporation (NASDAQ:  HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network. The company is in its 110th year of operation and has approximately 400 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers. In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward Looking Statement

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

Consolidated Statement of Operations

(unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in Thousands)	2007	2006	2007	2006
Revenues:
Telecom Sector	$18,647	$18,698	$58,132	$56,264
Enventis	17,212	13,972	60,256	43,234
Total Revenues	35,859	32,670	118,388	99,498

Costs and Expenses:
Cost of sales, Enventis	8,705	7,183	35,578	23,322
Cost of services, excluding depreciation and amortization	11,137	11,131	32,832	32,468
Selling, general and administrative expenses, excluding depreciation and amortization	5,900	5,598	17,627	17,490
Depreciation	4,254	4,235	13,190	12,488
Amortization of intangibles	289	293	867	879
Total costs and expenses	30,285	28,440	100,094	86,647

Operating income	5,574	4,230	18,294	12,851

Interest and other income	68	40	199	109
Interest expense	(2,028)	(1,913)	(6,241)	(5,392)

Income before income taxes	3,614	2,357	12,252	7,568
Income taxes	1,532	728	5,148	2,819
Income from continuing operations	2,082	1,629	7,104	4,749

Discontinued operations
Loss from operations of discontinued component	(12)	(308)	(27)	(902)
Income tax benefit	(4)	(124)	(10)	(361)
Loss from discontinued operations	(8)	(184)	(17)	(541)

Net income	$2,074	$1,445	$7,087	$4,208

Reconciliation of operating income to EBITDA:
Operating income	$5,574	$4,230	$18,294	$12,851
Add:
Depreciation	4,254	4,235	13,190	12,488
Amortization of intangibles	289	293	867	879
EBITDA	$10,117	$8,758	$32,351	$26,218

(Not in thousands)

Basic earnings per share - continuing operations:	$0.16	$0.12	$0.54	$0.36
Basic loss per share - discontinued operations:	(0.00)	(0.01)	(0.00)	(0.04)
	$0.16	$0.11	$0.53	$0.32

Basic weighted average common shares outstanding	13,267,649	13,171,658	13,250,033	13,152,435

Diluted earnings per share - continuing operations:	$0.16	$0.12	$0.54	$0.36
Diluted loss per share - discontinued operations:	(0.00)	(0.01)	(0.00)	(0.04)
	$0.16	$0.11	$0.53	$0.32

Diluted weighted average common and equivalent shares outstanding	13,273,304	13,172,085	13,250,745	13,154,788

Dividends per share	$0.12	$0.12	$0.36	$0.36

Consolidated Balance Sheets

(unaudited)

(In Thousands Except Per Share Amounts)	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$2,588	$84
Receivables, net of allowance for doubtful accounts of $1,049 and $851	21,222	20,780
Inventories	7,297	11,294
Deferred income taxes	815	815
Prepaid expenses	1,294	1,903
Other	1,061	1,662
Total current assets	34,277	36,538

Investments	3,830	3,554

Property, plant and equipment	316,083	309,264
Less accumulated depreciation	164,602	156,429
Property, plant and equipment, net	151,481	152,835

Other assets:
Goodwill	25,239	25,239
Intangible assets, net	2,273	3,140
Financial derivative instruments	—	2,489
Deferred costs and other	2,775	3,105
Total other assets	30,287	33,973

Total assets	$219,875	$226,900

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Checks written in excess of available cash balances	$—	$1,475
Short-term financing	10,141	7,719
Accounts payable	4,065	4,211
Accrued expenses	6,750	5,826
Accrued income taxes	347	4,528
Advanced billings and deposits	4,889	3,488
Current maturities of long-term obligations	1,587	1,560
Total current liabilities:	27,779	28,807

Long-term liabilities:
Debt obligations, net of current maturities	127,722	141,529
Financial derivative instruments	461	—
Accrued income taxes	6,900	—
Deferred income taxes	14,097	15,332
Deferred revenue	1,505	2,596
Accrued employee benefits and deferred compensation	8,893	8,550
Total long-term liabilities:	159,578	168,007

Total liabilities	187,357	196,814

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value, $.10 stated value shares authorized: 100,000 Shares issued and outstanding: 13,276 in 2007 and 13,208 in 2006	1,328	1,321
Additional paid-in capital	10,757	9,992
Retained earnings	20,708	18,323
Accumulated other comprehensive income/(loss)	(275)	450
Total shareholders’ equity	32,518	30,086

Total liabilities and shareholders’ equity	$219,875	$226,900

Telecom Sector Recap

(unaudited, before inter-segment eliminations)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars in Thousands)	2007	2006	2007	2006
Revenues:
Local Service	$4,247	$4,550	$12,922	$13,721
Network Access	7,086	7,562	23,823	22,318
Long Distance	1,248	1,252	3,877	3,654
Data	1,781	1,645	5,172	4,521
Internet	1,164	1,072	3,420	3,355
Digital TV	581	386	1,606	990
Directory	1,037	939	2,821	2,736
Message Processing & Billing	661	482	1,864	1,705
Intersegment	116	58	334	122
Other	842	810	2,627	3,264
Total Telecom Revenues	$18,763	$18,756	$58,466	$56,386

Costs and Expenses:
Cost of services, excluding depreciation and amortization	7,794	7,818	22,807	23,555
Selling, general and administrative expenses, excluding depreciation and amortization	3,381	3,524	10,027	9,866
Depreciation and amortization	3,616	3,781	11,318	11,070
Operating income	$3,972	$3,633	$14,314	$11,895

Income from Continuing Operations, net of tax	$2,376	$2,174	$8,551	$7,198

Capital Expenditures	$3,345	$5,300	$7,279	$12,374

Key Metrics
Access Lines	66,290	68,829
Long Distance Customers	41,259	40,959
Internet Customers	20,911	19,678
DSL Customers	17,250	15,076
Digital TV Customers	5,706	4,254

Enventis Sector Recap

(unaudited, before inter-segment eliminations)

	Three Months Ended September 30		Nine Months Ended September 30
(Dollars In Thousands)	2007	2006	2007	2006
Revenues before eliminations:
Enterprise Network Services	$12,076	$9,741	$45,221	$30,916
Enterprise Transport Services	5,136	4,231	15,035	12,318
Intersegment	152	—	299	—
	$17,364	$13,972	$60,555	$43,234

Cost of sales	8,705	7,183	35,578	23,322
Cost of services
(excluding depreciation and amortization)	3,578	3,320	10,562	8,939
Selling, general and administrative expenses,
(excluding depreciation and amortization)	2,476	2,057	6,979	6,758
Depreciation and amortization	916	732	2,718	2,237

Operating income	$1,689	$680	$4,718	$1,978
Net income	$1,026	$403	$2,838	$1,178

Capital expenditures	$1,928	$1,240	$4,029	$4,340

Enventis Product Line Information

(unaudited, before inter-segment eliminations)

	Three Months Ended September 30				Nine Months Ended September 30
	Network Services		Transport Services		Network Services		Transport Services
(Dollars in Thousands)	2007	2006	2007	2006	2007	2006	2007	2006
Revenues before intersegment eliminations:
Revenues	$12,076	$9,741	$5,136	$4,231	$45,221	$30,916	$15,035	$12,318
Intersegment	—	—	152	—	—	—	299	—
	$12,076	$9,741	$5,288	$4,231	$45,221	$30,916	$15,334	$12,318

Cost of sales	8,481	7,183	224	—	35,345	23,252	233	70
Cost of services
(excluding depreciation and amortization)	1,074	891	2,504	2,429	3,254	2,496	7,308	6,443
Selling, general and administrative expenses,
(excluding depreciation and amortization)	1,374	1,169	1,102	888	3,643	3,646	3,336	3,112
Depreciation and amortization	128	73	788	659	376	246	2,342	1,991

Operating income	$1,019	$425	$670	$255	$2,603	$1,276	$2,115	$702
Net income	$614	$251	$412	$152	$1,561	$758	$1,277	$420

Capital expenditures	$438	$60	$1,490	$1,180	$518	$210	$3,511	$4,130

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